                                  Exhibit K-14
                Market Shares for Electric Companies in Illinois
                 (Companies Listed in Order of Customers Served)
--------------------------------------------------------------------------------

                              [Vertical Bar Chart]

X-axis (bottom of chart):

     Unicom Corp.
     Ameren Corp.
     Illinova Corp.
     Cilcorp, Inc.
     Everyone else


Y-axis (left side of chart): Market Share Percentages (listed in increments of 10 percent between and including 0 and 70%)

[Bar Chart lists market shares for electric companies in Illinois in terms of assets, revenues and number of customers. The companies are listed in the order of customers served as provided below. Assets, revenues and customers are represented by green, violet and red bars, respectively.]

Electric Utility              Assets         Revenues       Customers
----------------              ------         --------       ---------
Unicom Corp.                   58.8%           59.5%          60.3%
Ameren Corp.                   23.3%           23.9%          26.3%
Illinova Corp.                 14.4%           11.8%           9.9%
Cilcorp, Inc.                   2.7%            2.8%           3.4%
Everyone else                   0.8%            2.0%           0.1%

                 MARKET SHARE FOR ELECTRIC COMPANIES IN ILLINOIS
                           COMPANIES SORTED BY ASSETS


                                  Assets                   Share of   Cumulative
Holding Company               (millions of $)     Rank      Total       Share
--------------------------------------------------------------------------------
Unicom Corp.                          26,322        1        58.8%      58.8%
Ameren Corp.                          10,446        2        23.3%      82.1%
Illinova Corp.                         6,465        3        14.4%      96.5%

CILCORP, INC.                          1,187        4         2.7%      99.2%

Everyone else combined                   366                  0.8%       100%

Total                                 44,786

                 MARKET SHARE FOR ELECTRIC COMPANIES IN ILLINOIS
                           COMPANIES SORTED BY REVENUE


                                  Revenue                  Share of   Cumulative
Holding Company               (millions of $)     Rank      Total       Share
--------------------------------------------------------------------------------
Unicom Corp.                           7,176        1        59.5%      59.5%
Ameren Corp.                           2,889        2        23.9%      83.4%
Illinova Corp.                         1,420        3        11.8%      95.2%

CILCORP, INC.                            338        4         2.8%      98.0%

Everyone else combined                   241                  2.0%       100%

Total                                 12,064

                 MARKET SHARE FOR ELECTRIC COMPANIES IN ILLINOIS
                     COMPANIES SORTED BY NUMBER OF CUSTOMERS


                                   Customers               Share of   Cumulative
Holding Company                   (thousands)     Rank      Total       Share
--------------------------------------------------------------------------------
Unicom Corp.                           3,420        1        60.3%       60.3%
Ameren Corp.                           1,495        2        26.3%       86.6%
Illinova Corp.                           559        3         9.9%       96.5%

Cilcorp, Inc.                            194        4         3.4%       99.9%
Mount Carmel Public Utility Co.            6        5         0.1%      100.0%
Electric Energy, Inc.                      0        6         0.0%      100.0%

Everyone else combined                     6                  0.1%        100%

Total                                  5,674